                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCORE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               EMCORE CORPORATION
                                145 Belmont Drive
                           Somerset, New Jersey 08873

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2001

                    ----------------------------------------



To the Shareholders of
EMCORE Corporation:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of EMCORE Corporation (the "Company"), will be held at 10:00 A.M. local time, on Wednesday, February 28, 2001, at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, for the following purposes:

         (1)      To elect three members to the Company's Board of Directors;

         (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2001;

         (3) To approve an increase in the number of shares reserved for issuance under EMCORE's 2000 Stock Option Plan; and

         (4) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on January 17, 2001 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                        By Order of the Board of Directors,


                                        By: /s/ Howard W. Brodie
                                            ------------------------------------
                                                HOWARD W. BRODIE
                                                SECRETARY

Somerset, New Jersey
January 26, 2001

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                               EMCORE CORPORATION
                                145 Belmont Drive
                           Somerset, New Jersey 08873

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          WEDNESDAY, FEBRUARY 28, 2001

         This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE", "Company", "we" or "us") as of January 17, 2001, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, February 28, 2001 at 10 o'clock a.m. (E.S.T.), at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 26, 2001. Shareholders should review the information provided herein in conjunction with the Company's 1999 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 145 Belmont Drive, Somerset, New Jersey 08873, and its telephone number is (732) 271-9090.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1)      To elect three members to the Company's Board of Directors;

         (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2001;

         (3) To approve an increase in the number of shares reserved for use in EMCORE's 2000 Stock Option Plan; and;

         (4) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the three nominees for director named below, (2) FOR ratification of the independent auditors named below, (3) FOR the approval of the increase in the number of shares reserved for use in EMCORE's 2000 Stock Option Plan, and
(4) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         As of the close of business on January 17, 2001 (the "Record Date"), the Company had 34,309,073 shares of no par value common stock ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company.

         If the enclosed proxy is signed and returned, it may nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

         The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:   ELECTION OF DIRECTORS

         Pursuant to EMCORE's Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. Each Class consists of three directors. The directors in each class hold office for staggered terms of three years. The three Class B directors, Messrs. Robert Louis-Dreyfus, Charles Scott and Richard A. Stall, whose present terms expire in 2001, are being proposed for new three year terms (expiring in 2004) at this Annual Meeting.

         The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the three nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE THREE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

         The following tables set forth certain information regarding the members of and nominees for the Board of Directors:


                                                        Class and
                                                         Year in
        Name and Other                                  Which Term                Principal               Served as
          Information                   Age            Will Expire               Occupation            Director Since
        --------------                  ---            -----------               ----------            ----------------
                NOMINEES FOR ELECTION AT THE 2001 ANNUAL MEETING

Richard A. Stall(1)                     44               Class B           Vice President -                     1996
                                                           2001            Technology, EMCORE
                                                                           Corporation

Robert Louis-Dreyfus                    53               Class B           Chairman of the Board               1997
                                                           2001            of Directors and Chief
                                                                           Executive Officer of
                                                                           adidas-Salomon AG


Charles Scott (2)(3)                    51               Class B           Chairman, Cordiant                  1998
                                                                           Communications Group
                                                                           plc


                         DIRECTORS WHOSE TERMS CONTINUE

Thomas J. Russell(1)(2)                 68               Class A           Chairman of the Board,             1995
                                                           2002            EMCORE Corporation

Reuben F. Richards, Jr.(1)              45               Class A           President and Chief                1995
                                                           2002            Executive Officer,
                                                                           EMCORE Corporation

John J. Hogan, Jr. (3)                  50               Class A           President of private               1999
                                                           2002            investment management
                                                                           company

Hugh H. Fenwick(2)(3)                   63               Class C           Mayor of Bernardsville             1990-1995 &
                                                           2003            New Jersey, and                    1997
                                                                           formerly Executive
                                                                           Director of the
                                                                           Alliance for
                                                                           Technology Management
                                                                           at the Stevens
                                                                           Institute

Thomas G. Werthan                       44               Class C           Vice President -                   1992
                                                           2003            Finance and
                                                                           Administration, Chief
                                                                           Financial Officer,
                                                                           EMCORE Corporation

Shigeo Takayama                         84               Class C           Chairman, President &              1997
                                                           2003            Founder of Hakuto Co.,
                                                                           Ltd.

------------------------
(1)  Member of Nominating Committee
(2)  Member of Compensation Committee
(3)  Member of Audit Committee

                        DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

         THOMAS J. RUSSELL, PH.D. -- Dr. Russell has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc. Since 1992, he has been an investor and director of several companies. Dr. Russell currently serves as a director of adidas-Salomon AG and LD COM Networks. Dr. Russell is one of three trustees of the AER 1997 Trust.

         REUBEN F. RICHARDS, JR. -- Mr. Richards joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont" (an affiliate of a registered broker-dealer)). From December 1994 to 1997, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves on the board of one of the Company's joint ventures, GELcore LLC.

         THOMAS G. WERTHAN -- Mr. Werthan joined the Company in 1992 as its Chief Financial Officer, Vice President--Finance and Administration and a director. Mr. Werthan is a Certified Public Accountant and has over eighteen years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment. He has also served as director of Uniroyal Optoelectronics LLC, one of the Company's joint ventures, since 2000.

         RICHARD A. STALL, PH.D. -- Dr. Stall became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President--Technology at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds four patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

         ROBERT LOUIS-DREYFUS -- Mr. Louis-Dreyfus has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the Chairman of the Board of Directors and Chief Executive Officer of adidas-Salomon AG since April 1993 as well as President and CEO of Louis Dreyfus Communications since May 2000. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies, including director of Heidrick & Struggles since September 1999, advisory board member of The Parthenon Group since October 1998 and President of Salomon S.A. since August 1998. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

         HUGH H. FENWICK -- Mr. Fenwick served as a director of the Company from 1990 until 1995, and was again elected to serve on the Company's Board of Directors in June 1997. Since 1992, Mr. Fenwick has been a private investor, and he currently holds the office of Mayor of Bernardsville, New Jersey, to which he was elected in 1994. From 1990 until 1992, Mr. Fenwick was the Executive Director of the Alliance for Technology Management at the Stevens Institute in Hoboken, New Jersey. Prior to that time, Mr. Fenwick worked as a marketing executive with Lockheed Electronics and with Alenia (formerly Selenia), an Italian subsidiary of Raytheon.

         SHIGEO TAKAYAMA -- Mr. Takayama became a director of the Company in July 1997. Mr. Takayama is the Chairman of Hakuto Co., Ltd. ("Hakuto"), which he founded in the 1950's and which is the Company's distributor in Japan, China and Singapore. Mr. Takayama is a Director Emeritus of Semiconductor Equipment & Material International (SEMI), Chairman of the Japan Electronics Products Importers Association (JEPIA), and Director of the Japan Machinery Importers' Association (JMIA).

         CHARLES SCOTT -- Mr. Scott has served as a director of the Company since February 1998. Mr. Scott is presently Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, be became Chief Executive Officer and held that position until 1995 when he assumed the title of Chairman.

         JOHN J. HOGAN, JR. -- Mr. Hogan has served on the Company's Board of Directors since February 1999. Mr. Hogan has been President of a private investment management company since October 1997. Prior to that time, he had been with the law firm of Dewey Ballantine since 1969. He also serves as a director of several other corporations and is a former executive officer and/or director of various subsidiaries of S.A. Louis Dreyfus en Cie.

EXECUTIVE OFFICERS:

         HOWARD W. BRODIE, ESQ. 33, joined the Company in August 1999 and serves as Vice President, General Counsel and Secretary of the Company. From September 1995 to August 1999, Mr. Brodie was an Associate at the law firm of White & Case LLP, a New York law firm that has served as outside counsel to the Company since 1997. While at White & Case LLP, Mr. Brodie practiced securities law and mergers and acquisitions. Mr. Brodie has worked on EMCORE matters since 1998, helping to negotiate and structure several EMCORE joint ventures, including the joint venture with General Electric Lighting, and the strategic relationship with JDS Uniphase, as well as assisting in the Company's June 1999 and March 2000 public offerings. From August 1994 to August 1995, Mr. Brodie served as a judicial law clerk to Chief Judge Gilbert S. Merritt on the Sixth Circuit Court of Appeals. Mr. Brodie received his J.D. degree from Yale Law School.

         ROBERT P. BRYAN, PH.D., 35, joined the Company as a result of the Company's acquisition of MODE on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE in 1995, he was a co-founder of Vixel Corporation in 1992, a Bloomfield, Colorado company which, at the time, was the first commercial company to develop and manufacture VCSEL devices for data links. He was the specific oversight executive for optoelectronic product development, including all engineering management to include all components and products. From 1990 to 1992, he was a senior member of the technical staff at Sandia National Laboratories where his research focused on the areas of VCSEL design, fabrication and characterization.

         CRAIG W. FARLEY, PH.D., 41, joined the Company in June 1998 as Vice President-Emcore Electronic Materials and Emcore Electronic Devices. Dr. Farley has experience in all phases of compound semiconductor device design and manufacturing. Prior to joining EMCORE, he spent 11 years at Rockwell International Corporation ("Rockwell") where he served as a member of the technical staff at Rockwell's Science Center from 1987 to 1994 and as Manager of Advanced Device Technology for Rockwell's Gallium Arsenide Manufacturing facility from 1994 to 1998. He has also served as director of Uniroyal Optoelectronics LLC, one of the Company's joint ventures, since 2000.

         HONG Q. HOU, PH.D., 36, joined the Company in March 1998 and serves as a Vice President of MODE. Dr. Hou helped found the EMCORE Photovoltaics division ("EPV") in 1998 as EPV's Chief Technology Officer. Prior to joining the Company, Dr. Hou was a Principal Member of Technical Staff at Sandia National Laboratories from 1995 to 1998, and a Member of Technical Staff at AT&T Bell Laboratories from 1993 to 1995. Dr. Hou has many seminal technical contributions to the fundamentals and manufacturability of high-efficiency solar cells, VCSELs, pHEMTs, and other optoelectronic and electronic devices, as well as MOCVD technology. Dr. Hou has published more than 250 papers and holds a number of patents, issued and pending.

         TOM MIEHE, 41, joined the Company in 1997 as Marketing Manager for the E(2)M Division prior to becoming Director of Marketing and Sales at corporate headquarters in Somerset. In March of 1999, Mr. Miehe assumed the post of Corporate Vice President, Sales and Marketing. Prior to joining the Company, Mr. Miehe worked at Sumitomo Electric. He held various positions at Sumitomo, the last being Senior manager Sales & Marketing for compound semiconductor products.

         PAUL ROTELLA, 45, joined the Company in 1996 as Director of Manufacturing and has served as Vice President of TurboDisc(TM) Manufacturing since October 1997. Prior to 1996, Mr. Rotella served for three years as worldwide Manufacturing Operations Manager for Datacolor International, a manufacturer of color measurement and control instrumentation. Prior to working at Datacolor International, Mr. Rotella spent 18 years with AlliedSignal Inc., where he held various positions including Manufacturing Engineer, Manufacturing Engineering Manager and Program Manager of Quality Improvement Systems.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of January 12, 2000 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock,
(ii) each executive officer of the Company, (iii) each director and nominee and
(iv) all directors and executive officers as a group (16 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 145 Belmont Drive, Somerset, New Jersey 08873. All share amounts are presented on a post-split basis.


                                                                                     Shares                Percent of
                                                                                  Beneficially               Common
Name                                                                                 Owned                    Stock
----                                                                              ------------             ----------
Thomas J. Russell(1)                                                                5,397,048                  15.1%
Reuben F. Richards, Jr.(2)                                                          1,134,255                   3.3%
Thomas G. Werthan(3)                                                                  288,804                   *
Richard A. Stall(4)                                                                   321,008                   *
Robert Louis-Dreyfus(5)                                                             3,301,916                   9.4%
Hugh H. Fenwick                                                                        15,990                   *
Shigeo Takayama(6)                                                                  1,451,908                   4.2%
Charles Scott(7)                                                                       15,041                   *
John J. Hogan, Jr.                                                                      8,287                   *
Craig Farley(8)                                                                        42,897                   *
Howard W. Brodie(9)                                                                     2,500                   *

All directors and executive officers as a group (16 persons) (10)                  12,559,492                  33.4%

Gallium Enterprises, Inc.(11)                                                       3,301,916                   9.4%
The AER 1997 Trust(12)                                                              2,556,730                   7.5%
Capital Guardian Trust Co. (13)                                                     2,365,400                   6.9%
IG Investment Management Ltd.(14)                                                   2,164,600                   6.3%
Hakuto Co., Ltd. (15)                                                               1,451,908                   4.2%

-----------------------

*      Less than 1.0%
       Includes shares and underlying warrants and options exercisable within 60 days of January 12, 2001.
1) Includes 3,913,734 shares and warrants to purchase 1,483,314 shares, of which 2,556,730 shares are held by The AER 1997 Trust.
2)     Includes options to purchase 218,824 shares.
3)     Includes options to purchase 230,860 shares.
4)     Includes options to purchase 207,344 shares.
5) Includes 2,436,846 shares and warrants to purchase 865,070 shares held by Gallium Enterprises Inc.
6) Includes 1,451,908 shares owned by Hakuto Co. Ltd.; Hakuto & Co. Ltd. is controlled by Shigeo Takayama, although Mr. Takayama disclaims beneficial ownership of such shares.
7)     Includes 3,041 shares owned by Kircal, Ltd.
8)     Includes options to purchase 41,000 shares.
9)     Includes options to purchase 2,500 shares.
10)    Includes warrants and options to purchase a total of 3,245,174 shares.
11) Includes warrants to purchase 865,070 shares. Gallium Enterprises, Inc. is controlled by Robert Louis-Dreyfus, a member of the Board of Directors of the Company. The address of Gallium Enterprises, Inc. is 152 West 57th Street, 21st Floor, NYC, NY 10019.

12) Dr. Thomas J. Russell, one of three trustees for the AER1997 Trust, is the Chairman of the Company. After January 13, 2002, Avery E. Russell, the daughter of Thomas J. Russell will be the primary beneficiary of the trust. The address of the trust is 117 Leabrook Lane, Princeton, NJ 08541.
13) The address of Capital Guardian Trust Co. is 222 South Hope Street, 56th Floor, Los Angeles, CA 90071.
14) The address of IG Investment Management Ltd. is One Canada Center, 447 Portage St. Winnipeg, BC, Canada R3C 3BS.
15)    The address of Hakuto Co., Ltd. is CPO Box 25, Tokyo 11-8691, Japan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The President of Hakuto, the Company's Asian distributor, is a member of the Company's Board of Directors and Hakuto is a minority shareholder of the Company. During the year ended September 30, 2000, sales made through Hakuto approximated $12.4 million.

         In connection with the Dr. Russell's guarantee of the Company's bank facility through September 1999 and subsequent extension of that facility until a new bank line was secured by the Company in November, 1999, the Company granted 300,000 warrants to Mr. Russell exercisable at a price of $12.94 per share in return for such guarantee and several bridge loans. Mr. Russell subsequently transferred 30,000 of these warrants to Mr. Richards, and all 300,000 have been exercised.

         On November 30, 1998, the Company completed a private placement (the "Private Placement") of an aggregate of 1,550,000 shares of Series I Preferred Stock (the "Preferred Stock") to Hakuto, Union Miniere Inc. and UTC. All shares of the Preferred Stock have since been converted into an equal number of shares of Common Stock (on a pre-split basis).

         In December 1997, certain warrant holders exercised warrants in connection with the acquisition of MicroOptical Devices, Inc. ("MODE") by signing full recourse promissory notes to the Company. The Notes bear interest at 6% per annum and are due on May 1, 2001. Several of the warrant holders are members of the Company's Board of Directors and/or executive officers of the Company. The table below indicates the amount of the warrant transaction (amounts are given on a pre-split basis):


         Name                               Title                      # Exercised               Prin. Amount (1)
         ----                               -----                      -----------               ----------------
         Thomas J. Russell (2)              Chairman                   766,559                   $3,127,561
         Reuben F. Richards, Jr.            CEO                        138,742                   $  566,067
         Robert Louis-Dreyfus (3)           Board member               645,181                   $2,632,338


(1) Total amounts outstanding as of December 31, 2000 were $3,714,621 for Dr. Russell, $672,321 for Mr. Richards, and $3,126,442 for Mr. Louis-Dreyfus. No greater amounts were outstanding since the beginning of Fiscal Year 2000.
(2) Transaction was via the 1997 AER Trust (the "Trust") of which Dr. Russell is a trustee. Avery E. Russell, the beneficiary of the Trust, is the daughter of Thomas J. Russell. As of August 15, 2000, Dr. Russell assumed this indebtedness of the Trust, and the Company then released the Trust from its obligations in connection therewith. Dr. Russell's indebtedness is secured by a pledge of 74,000 shares of Common Stock.
(3) Transaction via Gallium Enterprises, Inc. an entity 100% controlled by Robert Louis-Dreyfus.

         From time to time, the Company has lent money to certain of its executive officers and directors. Pursuant to due authorization of the Company's Board of Directors, the Company lent $85,000 to Thomas G. Werthan, Vice President, Finance, Chief Financial Officer and a director of the Company. The promissory note executed by Mr. Werthan does not bear interest and provides for forgiveness of the loan via bonuses payable to Mr. Werthan over a period of up to 25 years. The balance outstanding on the loan is currently $82,000, and no larger amount has been outstanding since the beginning of Fiscal Year 2000. Similarly, pursuant to due authorization of the Company's Board of Directors, the Company lent funds to Reuben F. Richards, Jr., Chief Executive Officer and a director of the Company. The promissory note executed by Mr. Richards does not bear interest and provides for forgiveness of the loan via bonuses payable to Mr. Richards. The balance outstanding on the loan is currently $215,000, and no larger amount has been outstanding since the beginning of Fiscal Year 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for Form 4s by Mr. Russell and Mr. Richards with respect to an aggregate of three transactions which were filed late, and a Form 4 by Thomas Brennan, who resigned from the Company effective January 12, 2001, with respect to one transaction which was also filed late.

                            COMPENSATION OF DIRECTORS

         The Board of Directors held four meetings during fiscal year 2000 and took certain actions by telephonic meeting and unanimous written consent. Pursuant to its Directors' Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. Payment of all fees will be made in common stock of the Company at the average of the last reported bid and ask prices as of the close of trading the previous day on the Nasdaq National Market. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. During fiscal year 2000, all directors of the Company, except for Messrs. Louis-Dreyfus and Takayama, attended at least 75% of the aggregate meetings of the Board and committees on which they served. Mr. Louis-Dreyfus attended two of the four meetings and Mr. Takayama attended no Board meetings in fiscal year 2000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee currently consists of Messrs. Russell, Scott and Fenwick. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company's Board of Directors or Compensation Committee. The Compensation Committee meets once annually

         .

                              NOMINATING COMMITTEE

         The Company's Nominating Committee currently consists of Messrs. Russell, Richards and Stall. The Nominating Committee recommends new members to the Company's Board of Director's. The Nominating Committee meets once annually.

                                 AUDIT COMMITTEE

         The Company's Audit Committee currently consists of Messrs. Fenwick, Scott and Hogan. The Audit Committee recommends the engagement of the Company's independent accountants, approves the auditing services performed, and reviews and evaluates the Company's accounting policies and systems of internal controls. Each member of the Audit Committee is independent within the meaning of NASD Rule 4200(a)(15). The Audit Committee meets four times per year. The Audit Committee's responsibilities are set forth in a written charter, a copy of which is annexed hereto as Appendix 1.

         The Audit Committee has reviewed and discussed the Company's audited financial statements for Fiscal Year 2000 with management of the Company. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from the Company's independent accountants required by independence Standards Board Standard No. 1, and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for Fiscal Year 2000 be included in the Company's Annual Report on Form 10-K for Fiscal Year 2000.

         PricewaterhouseCoopers LLP ("PwC") and one of its predecessors, Coopers & Lybrand L.L.P., served as the Company's independent public accountants since 1986. On May 13, 1999 the staff of the Securities and Exchange Commission (the "SEC") advised the Company that, in its view, because several current and former Price Waterhouse LLP partners owned shares of the Company's common stock, PwC had violated the independence standards promulgated by the SEC. The SEC staff required the Company to change auditors and to have a new accounting firm reaudit its fiscal 1998 financial statements as a result of such violations by PwC.

         In connection with the foregoing, on May 13, 1999, the Company engaged Deloitte & Touche LLP as its independent public accountants to reaudit the Company's financial statements for fiscal year 1998 and dismissed PwC as the Company's independent public accountant for fiscal year 1998. Both of these decisions were approved by the audit committee of the Company's Board of Directors.

         PwC's report on the Company's financial statements for the two most recent fiscal years immediately preceding PwC's dismissal did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during the Company's two most recent fiscal years immediately preceding PwC's dismissal and through May 13, 1999, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its report.

         During the Company's two most recent fiscal years immediately preceding PwC's dismissal and through May 13, 1999, there were no reportable events, as defined in Regulation S-K Item 304(a)(1)(v).

         Prior to formally being appointed as auditors on May 13, 1999, Deloitte & Touche LLP performed certain audit-related work at the request of the Company as a precaution in the event the SEC staff required the Company to change accountants.

         On December 23, 1999, the Company also retained Deloitte & Touche LLP to reaudit the Company's financial statements for Fiscal Year 1997, which had been previously audited by PwC, because PwC declined to reissue its report and related consent on such financial statements, and such financial statements were required to be included in the Company's annual report on Form 10-K for Fiscal Year 1999.

         AUDIT FEES

         The aggregate fees billed by the Company's independent accountants for professional services rendered in connection with the audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for Fiscal Year 2000, as well as for the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during Fiscal Year 2000 totaled $126,000 (excluding expenses reimbursed by the Company).

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees other than those described above under the caption "Audit Fees" and those described below under the caption "All Other Fees" were billed to the Company by the Company's independent accountants for professional services in Fiscal Year 2000.

         ALL OTHER FEES

         The only fees billed to the Company by its principal accountant during Fiscal Year 2000 other than those described above related to services provided with regard to the Company's equity offering pursuant to a registration statement on Form S-3 and various miscellaneous matters, and such fees totaled $81,226. The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

                                                 Audit Committee:

                                                        Hugh H. Fenwick
                                                        Charles Scott
                                                        John J. Hogan, Jr.


  LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 2000, 1999 and 1998 of those persons who during such fiscal year (i) served as the Company's chief executive officer and
(ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):


                                                       Annual Compensation
                                         ------------------------------------------------
                                                                                              Long-term
                                                                                            Compensation
                                                                               Other          Securities
        Name and             Fiscal                           (1)              Annual         Underlying         All Other
   Principal Position         Year        Salary            Bonus           Compensation        Options        Compensation
   ------------------        ------      --------          ---------        -------------     -----------    --------------
Reuben F. Richards, Jr.       2000       $250,000           $162,500             --             25,000             --
   President and              1999       $250,000           $ 75,000             --             50,000             --
   Chief Executive            1998       $250,000           $ 75,000             --            100,000             --
   Officer

Richard A. Stall              2000       $175,000           $278,500             --             75,000             --
   Vice President -           1999       $168,750           $150,000             --                 --             --
   Chief Technology           1998       $150,000           $ 81,250             --            100,000             --
   Officer

Thomas G. Werthan             2000       $156,250           $ 86,250             --            105,000             --
   Vice President -           1999       $135,000           $ 33,750             --                 --             --
   Finance and Chief          1998       $120,000           $ 30,000             --             50,000             --
   Financial Officer

Howard W. Brodie              2000       $136,850           $ 80,000             --             12,500             --
   Vice President -           1999       $ 11,400                 --             --            100,000             --
   General Counsel            1998             --                 --             --                 --             --

Craig Farley                  2000       $172,750           $ 40,000             --             25,000
   Vice President             1999       $141,667           $ 24,000             --             50,000             --
                              1998        $52,000                 --             --             25,000             --


----------------------
(1) Consists of bonuses and commissions. The Company's bonus compensation is based on a calendar year schedule. Accordingly, bonus amounts are included with respect to the fiscal year in which they were actually paid.

         The following table sets forth the number of options granted to the Named Executive Officers in Fiscal Year 2000, both in absolute terms and as a percentage of the total number of options granted to all employees of the Company in the same period, as well as the exercise price, expiration date and potential realizable value of such options over the term thereof.

                        OPTION GRANTS IN FISCAL YEAR 2000


                                                     Individual Grants
                               --------------------------------------------------------------
                                                 % of Total
                                Number of          Options
                               Securities        Granted to        Exercise                       Potential Realizable Value at
                               Underlying       Employees in        or Base                       Assumed Annual Rates of Stock
                                 Options         Fiscal Year         Price         Expiration     Price Appreciation over Stock
Name                             Grants             2000           ($/Share)          Date               Option Term (1)
----                           ----------       ------------       ---------       ----------     -----------------------------
Reuben F. Richards, Jr.         25,000               1.35%          $22.00          4/14/10         $151,955       $    335,781
Richard A. Stall                25,000               4.04%(2)       $22.00          4/14/10         $269,375(2)    $    595,247(2)
                                50,000               4.04%(2)        $8.50          10/8/09         $269,375(2)    $    595,247(2)
Thomas G. Werthan              105,000               5.65%          $22.00          4/14/10         $638,210       $  1,410,278
Howard W. Brodie                12,500               0.68%          $22.00          4/14/10         $ 75,978       $    117,981
Craig Farley                    25,000               1.35%          $22.00          4/14/10         $151,955       $    335,781

---------------
(1) In accordance with the Commission's rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of five years at the annualized rates of five and ten percent respectively, if the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options would be zero.

(2) Calculated based on aggregate number of options granted to Mr. Stall in Fiscal Year 2000.

         The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during Fiscal Year 2000 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2000 and the aggregate gains that would have been realized had these options been exercised on September 30, 2000, even though such options had not been exercised by the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                           AND YEAR-END OPTION VALUES

                                                Shares
                                               Acquired on             Value
Name                                            Exercise             Realized
----                                       -----------------         --------

Reuben F. Richards, Jr.                              --                    --
Richard A. Stall                                 10,000              $454,260
Thomas G. Werthan                                    --                    --
Howard W. Brodie                                     --                    --
Craig Farley                                      4,000              $146,500





                                                      Total Number of                       Value of Unexercised
                                                   Unexercised Options at                   In-the-Money Options
                                                   September 30, 2000(1)                  at September 30, 2000(2)
                                            ---------------------------------        ---------------------------------
Name                                        Exercisable         Unexercisable        Exercisable         Unexercisable
----                                        -----------         -------------        -----------         -------------
Reuben F. Richards, Jr.                      218,824                  --             $7,788,771            $  293,670
Richard A. Stall                             267,344              15,000             $9,504,043            $  746,873
Thomas G. Werthan                            220,860              43,010             $6,966,365            $1,011,219
Howard W. Brodie                              22,500              90,000             $  746,765            $2,987,060
Craig Farley                                  36,000              60,000             $1,099,518            $1,868,745


--------------------
(1) This represents the total number of shares subject to stock options held by the named executives at September 30, 2000. These options were granted on various dates during the fiscal years 1995 through 2000.

(2) These amounts represent the difference between the exercise price of the stock options and the closing price of the Common Stock on September 30, 2000, for all the in-the-money options held by each named executive. The in-the-money stock option exercise prices range from $0.22 to $22.00. These stock options were granted at the fair market value of the Common Stock on the grant date.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee also administers the MicroOptical Devices, Inc. 1996 Stock Option Plan. The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company.

         The Company's executive compensation program is structured to help the Company achieve its business objectives by:

         * setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

         * designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of shareholders;

         * providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

         * linking compensation to elements that affect short- and long-term stock price performance.

         The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.

                       COMPENSATION OF EXECUTIVE OFFICERS

SALARY

         The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in each position. Comparison of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

         In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in fiscal year 2001.

PERFORMANCE AND INCENTIVE COMPENSATION

         Arrangements for bonus compensation for the Company's executive officers are negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

         The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and vest over a five-year period. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.

                                                 Compensation Committee:

                                                        Thomas J. Russell
                                                        Charles Scott
                                                        Hugh H. Fenwick

                             STOCK PERFORMANCE GRAPH

         The following graph and table compares the cumulative total shareholders' return on the Company's Common Stock from the initial public offering date through September 30, 2000 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on March 6, 1997 in the Company's Common Stock. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future fillings with the Commission, the graph and table shall not be incorporated by reference into any such fillings.

                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
         AMONG EMCORE CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX


                                    [graph]






                                                                               Cumulative Total Return
                                                      -----------------------------------------------------------------
                                                      3/6/97    3/97     6/97    9/97    12/97    3/98     6/98    9/98
                                                      ------  ------   ------  ------   ------  ------    -----   -----
EMCORE CORPORATION                                    100.00  107.87   163.02  181.81   189.08  151.51    96.96   75.75
NASDAQ STOCK MARKET (U.S.)                            100.00   92.98   110.02  128.62   120.42  140.93   144.80  130.66
NASDAQ ELECTRONIC COMPONENTS                          100.00   94.51   101.04  131.15    98.32  108.18   100.06  104.41



                                                                               Cumulative Total Return
                                                      -----------------------------------------------------------------
                                                       12/98    3/99     6/99    9/99    12/99    3/00     6/00    9/00
                                                      ------  ------   ------  ------   ------  ------   ------  ------
EMCORE CORPORATION                                    169.69  136.36   195.14  134.54   329.68  1115.7   1163.5  806.32
NASDAQ STOCK MARKET (U.S.)                            169.79  190.41   208.29  213.46   315.48  354.08   307.85  283.34
NASDAQ ELECTRONIC COMPONENTS                          151.88  156.08   177.79  212.19   282.44  451.87   441.61  370.56



* $100 INVESTED ON 3/6/97 IN STOCK OR INDEX - INCLUDING
  REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING
  SEPTEMBER 30.

PROPOSAL II:  APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

         Deloitte & Touche LLP, independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2000. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending September 30, 2001. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the foregoing appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2002 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

         Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL III: TO APPROVE INCREASE IN SHARES AVAILABLE UNDER EMCORE'S 2000 STOCK
              OPTION PLAN

GENERAL

         On November 8, 1999, the Board of Directors adopted the EMCORE Corporation 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan became effective upon its approval by the Company's shareholders at the 2000 Annual Meeting. At the 2001 Annual Meeting, the shareholders will be requested to approve an increase in the number of shares of Common Stock available for issuance under the 2000 Plan. As of September 30, 2000, options for substantially all of the shares authorized for issuance under the 2000 Plan had been granted. In 1995, our Board of Director adopted the EMCORE Corporation 1995 Incentive and Non-Statutory Stock Option Plan (as amended, the "1995 Plan"). The 1995 Plan allowed the grant of a total of 2,744,118 shares of Common Stock (on a post-split basis) pursuant to stock options and stock appreciation rights. As of September 30, 2000, options for substantially all of the shares authorized for issuance under the 1995 Plan had been granted.

         Accordingly, on December 6, 2000, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted an amendment to the 2000 Plan, subject to approval by the shareholders, to increase the total number of shares of Common Stock on which options may be granted under the 2000 Plan by 3,300,000, to 4,750,000 (on a post-split basis). The Board of Directors recommends approval of this amendment to the 2000 Plan to permit the issuance of this increased number shares of Common Stock thereunder.

         If this proposal is adopted, the third sentence of Section 4(a) of the 2000 Plan would be amended to read, in its entirety, as follows:

         "The total number of shares of Stock that may be delivered pursuant to Options granted under the Plan is 4,750,000, plus any shares of Stock subject to a stock option granted under the Predecessor Plan which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock; PROVIDED, HOWEVER, that the number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan is 4,750,000, without application of paragraph 4(d) of this Section 4."

         The Board of Directors believes that, to attract and retain officers and employees of the highest caliber, provide increased incentive for such persons to strive to attain the EMCORE's long-term goal of increasing shareholder value, and to continue to promote the well-being of the Company, it is in the best interests of the Company and its shareholders to provide officers and employees of the Company, through the granting of stock options, the opportunity to participate in the appreciation in value of the Company's Common Stock. The 2000 Plan has been effective in retaining and motivating key employees and attracting and retaining experienced and qualified individuals to work for EMCORE. Accordingly, the Board of Directors believes that the proposed increase in the number of shares available for grant under the 2000 Plan is in the best interests of the Company and the shareholders.

         This proposal summarizes the essential features of the 2000 Plan, as it would be amended pursuant to such proposal. You should read the amended plan for a full statement of its terms and conditions. A copy of the 2000 Plan may be obtained upon written request to our Investor Relations Department at 145 Belmont Drive, Somerset, NJ 08873.

DESCRIPTION OF MATERIAL FEATURES OF THE 2000 PLAN

         The purpose of the 2000 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

         The 2000 Plan became effective at the 2000 Annual Meeting. The 2000 Plan currently provides for the grant of options to purchase a total of up to 1,450,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under "Changes in Capital").

         ADMINISTRATION. The Compensation Committee has the exclusive discretionary authority to operate, manage and administer the 2000 Plan in accordance with its terms. The Compensation Committee's decisions and actions concerning the 2000 Plan are final and conclusive. Within the limitations of the 2000 Plan and applicable laws and rules, the Compensation Committee may allocate or delegate its administrative responsibilities and powers under the 2000 Plan, and our Board of Directors is permitted to exercise all of the Compensation Committee's powers under the 2000 Plan.

         In addition to its other powers under the 2000 Plan described in this summary, the Compensation Committee has the following authorities and powers under the 2000 Plan in accordance with its terms:

         o to determine which eligible employees, officers, directors and/or consultants will receive options under the 2000 Plan and the number of shares of Common Stock covered by each such option;

         o to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2000 Plan;

         o to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2000 Plan, or applicable to options granted under the 2000 Plan;

         o to accelerate the vesting or exercisability of options granted under the 2000 Plan;

         o        to offer to buy out outstanding options granted under the 2000
                  Plan;

         o to determine the form and content of the option agreements which represent options granted under the 2000 Plan;

         o        to interpret the 2000 Plan and option agreements;

         o to correct any errors, supply any omissions and reconcile any inconsistencies in the 2000 Plan and/or any option agreements; and

         o to take any actions necessary or advisable to operate and administer the 2000 Plan.

         Currently, the Compensation Committee consists of Messrs. Russell, Scott, and Fenwick, each of whom is a director, but not an employee, of EMCORE.

         SHARES SUBJECT TO THE 2000 PLAN; LIMITATIONS ON GRANTS OF OPTIONS. If this proposal is approved by the shareholders, a total of 4,750,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2000 Plan, subject to adjustment for certain changes in our capital (described below under "Changes in Capital"). The shares of Common Stock that may be delivered under the 2000 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2000 Plan or the 1995 Plan would be available for future options grants under the 2000 Plan. If any person exercises an option under the 2000 Plan or the 1995 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2000 Plan. "Incentive Stock Options" (as described below under "Terms of Options--Types of Options") covering no more than a total of 4,750,000 shares of Common Stock may be granted under the 2000 Plan.

         No more than 600,000 shares of Common Stock (subject to adjustment for certain changes in our capital (described below under "Changes in Capital")) may be subject to options granted under the 2000 Plan to a single recipient during a 12-month period.

         PARTICIPATION. The Compensation Committee may grant options under the 2000 Plan to our officers, employees, directors (including non-employee directors) and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2000 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Compensation Committee designates as an affiliate for purposes of the 2000 Plan. Only employees of EMCORE and its subsidiaries (as defined in the 2000 Plan) are eligible to receive "incentive stock options" under the 2000 Plan, however.

         All of our employees (currently approximately 630 in number), including all of our executive officers (10 in number, of whom 3 are also directors), are eligible to receive options under the 2000 Plan. As of September 30, 2000 (the last date as of which complete data are available), outstanding options under the 2000 Plan are held by the following named individuals and groups.


                   Name and Position                  Stock Options (Number of Shares)
                   -----------------                  --------------------------------
          Reuben F. Richards, Jr. President and
             Chief Executive Officer                             25,000 shares
          Richard A. Stall, Chief Technology Officer             25,000 shares
          Thomas G. Werthan, Chief Financial Officer             80,000 shares
          Howard W. Brodie, Vice President and
            General Counsel                                      12,500 shares
          Craig W Farley, Vice President                         25,000 shares
          All current executive officers as a group              267,500 shares
          All current directors who are not executive
           officers as a group                                   none
          Each nominee for election as a director                25,000 shares (Mr. Stall)
          All other employees as a group                         1,147,638 shares



         The individuals to whom additional options will be granted under the 2000 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our present executive officers, including the individuals named in the Compensation Table, will receive such additional options under the 2000 Plan.

         TERMS OF OPTIONS.

         TYPES OF OPTIONS. Additional options to be granted under the 2000 Plan will be either "incentive stock options," which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or options other than incentive stock options (referred to as "non-qualified options"), as determined by the Compensation Committee and stated in the applicable option agreement.

         OPTION PRICE. The Compensation Committee determines the option exercise price of each option granted under the 2000 Plan at the time of grant. However, the per-share exercise price of an "incentive stock option" granted under the 2000 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2000 Plan) on the date such incentive stock option is granted. On January 16, 2001, the fair market value of a share of Common Stock was $48.50.

         PAYMENT. The option exercise price of any options granted under the 2000 Plan may be paid in any legal manner prescribed by the Compensation Committee. The method of payment includes a "cashless exercise" program if the Compensation Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Compensation Committee may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2000 Plan constitute general funds of EMCORE.

         EXERCISE OF OPTIONS. The Compensation Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2000 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2000 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2000 Plan also terminate when the recipient's service as a director, employee or consultant of EMCORE or its affiliates terminates; however, the Compensation Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option. A recipient may elect to defer until a later date delivery of shares otherwise deliverable upon exercise of such recipient's option, if permitted by the Compensation Committee.

         TRANSFERABILITY OF OPTIONS. Options granted under the 2000 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient's options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Compensation Committee may permit the recipient of a non-qualified option under the 2000 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Compensation Committee may prescribe.

         CHANGES IN CAPITAL. In order to preserve the benefits or potential benefits intended to be made available under the 2000 Plan or outstanding options, or as otherwise necessary, the Compensation Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2000 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not EMCORE is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

         In the event of a "change in control" of EMCORE (as defined in the 2000
Plan), all options then outstanding under the 2000 Plan will be accelerated and become immediately exercisable in full. The 2000 Plan gives the Compensation Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2000 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Compensation Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee's incentive stock options from favorable "incentive stock option" tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Compensation Committee's discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

         TAX WITHHOLDING OBLIGATIONS. Recipients who exercise their options under the 2000 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Compensation Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

         AMENDMENT AND TERMINATION OF THE 2000 PLAN. Our Board of Directors may amend, alter, suspend or terminate the 2000 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2000 Plan that would:

         o except in the event of certain changes in our capital (as described above under "Changes in Capital"), increase the number of shares of Common Stock that may be delivered under the 2000 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

         o decrease the minimum option exercise price required by the 2000 Plan;

         o change the class of persons eligible to receive options under the 2000 Plan; or

         o extend the duration of the 2000 Plan or the exercise period of any options granted under the 2000 Plan.

         Accordingly, a vote of the shareholders is required for the amendment to the 2000 Plan contemplated by this proposal.

         The Compensation Committee may amend outstanding options. However, no such amendment or termination of the 2000 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2000 Plan without his or her written consent.

         The 2000 Plan will terminate on February 16, 2010, unless the 2000 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2000 Plan; however, any options outstanding when the 2000 Plan terminates will remain outstanding until such option terminates or expires.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to EMCORE and recipients of options under the 2000 Plan (who are referred to in this summary as "optionees") in connection with the grant and exercise of options under the 2000 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to "EMCORE" and "us" in this summary of tax consequences mean EMCORE Corporation or any affiliate of EMCORE Corporation that employs an optionee, as the case may be.

         The grant of stock options under the 2000 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are "incentive stock options" or non-qualified options.

         The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

         In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a "disqualifying disposition"). If these holding period requirements under the Internal Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

         Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2000 Plan with the intention that compensation resulting from options granted under the 2000 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2000 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

         Under certain circumstances, accelerated vesting or exercise of options under the 2000 Plan in connection with a "change in control" of EMCORE might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                                     GENERAL

OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company no later than October 27, 2001. Proposals may be mailed to the Company, to the attention of Howard W. Brodie, Secretary, 145 Belmont Drive, Somerset, New Jersey 08873.

                                         By Order of the Board of Directors



                                         By: /s/ Howard W. Brodie
                                             -----------------------------------
                                             Howard W. Brodie
                                             Secretary

                                                                      APPENDIX 1

                   EMCORE CORPORATION AUDIT COMMITTEE CHARTER

The audit committee of the board of directors of EMCORE Corporation (the "Company") will have the oversight, responsibility, authority and duties as described below.

The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing (i) the financial information that will be provided to the shareholders and others, (ii) the systems of internal controls management and the board of directors have established and (iii) all audit processes.

COMPOSITION

The audit committee will consist of not less than three (3) directors, as determined by the board of directors. The members of the audit committee will meet the independence and experience requirements of the Nasdaq Stock Market ("Nasdaq"). One of the members shall be appointed committee chairperson by the full board of directors.

GENERAL REPONSIBILITIES

1. The audit committee provides open avenues of communication among the internal auditors, the independent accountant and the board of directors.

2. The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

3. The audit committee has the power to conduct or authorize investigations into matters within the audit committee's scope of responsibilities. The audit committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

4. The committee will meet at least four times each year, more frequently if circumstances make that preferable. The audit committee chairperson has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

5. The committee will do whatever else the law, the Company's charter or bylaws or the board of directors require.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the audit committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the board of directors for approval. This should be done in compliance with applicable Nasdaq audit committee requirements.

2. Review with the Company's management, internal audit personnel and independent accountants Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the Company's management, internal audit personnel and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5. Review the scope and general extent of the independent accountants' annual audit. The audit committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the audit committee that no limitations have been placed on the scope or nature of their audit procedures. The audit committee will review annually with management the fee arrangement with the independent accountants.

6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7. Have a predetermined arrangement with the independent accountants that they will advise the audit committee through its chairperson and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing the applicable Form 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the audit committee, if that is the case, or the written enumeration of required reporting issues.

8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

          - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

          - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

          - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

          - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended, modified or supplemented, relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended, modified or supplemented, and that they concur with management's representation concerning audit adjustments.

         If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9. After preparation by management and review by internal audit personnel and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The audit committee charter is to be published as an appendix to the proxy statement every three years.

10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

11. Meet with management, internal audit personnel and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as `material' or `serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the audit committee. The audit committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

12. Recommend to the board of directors the selection, retention or termination of the Company's independent accountants.

13. Review the appointment and replacement of the senior internal audit executive.

14. Review with management, internal audit personnel and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

                               EMCORE CORPORATION
                               145 BELMONT DRIVE
                           SOMERSET, NEW JERSEY 08873

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Reuben F. Richards and Thomas G. Werthan, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of the Company, to be held on February 28, 2001 or at any adjournments or postponements thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), "FOR" THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2) AND "FOR" THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER EMCORE'S 2000 STOCK OPTION PLAN IN PROPOSAL (3).


                                                                     SEE REVERSE
                                                                        SIDE

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF DIRECTORS

            VOTE FOR
     all nominees listed at
     right (except as marked          VOTE WITHHELD        NOMINEES:
      to the contrary below)        from all nominees      Richard A. Stall
                                                           Robert Louis-Dreyfus
            [ ]                           [ ]              Charles Scott

(INSTRUCTION: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

                                               FOR        AGAINST      ABSTAIN
2. RATIFICATION OF DELOITTE & TOUCHE, LLP      [ ]          [ ]          [ ]
   AS THE COMPANY'S INDEPENDENT AUDITORS

3. APPROVE INCREASE IN NUMBER OF SHARES
   RESERVED FOR ISSUANCE UNDER EMCORE'S
   2000 STOCK OPTION PLAN                      [ ]          [ ]          [ ]

4. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

   PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

   The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 2000 Annual Report to Shareholders.

SIGNATURE _____________________ SIGNATURE ______________________ DATE __________
                                            (IF HELD JOINTLY)


NOTE: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                                                                    EXHIBIT 16.1


January 26, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements by Emcore Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 304(a) of Regulation S-K, as part of Company's Definitive Proxy Statement dated January 26, 2001. We agree with the statements concerning our Firm in Item 9 of such Definitive Proxy Statement.


Very truly yours,



PricewaterhouseCoopers LLP